FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this "**Amendment**") is executed as of January 11th, 2021 (the "**Effective Date**"), between G&I IX CHARTWELL LLC, a Delaware limited liability company ("**Landlord**"), and OPTEX SYSTEMS, INC., a Delaware corporation ("**Tenant**"), for the purpose of amending the Industrial Lease Agreement between Landlord's predecessor-in-interest and Tenant dated October 21, 2016 (the "**Lease**"). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

RECITALS:

Pursuant to the terms of the Lease, Tenant is currently leasing approximately 44,867 square feet at 9827 Chartwell Drive (the "**Premises**") in the building having an address of 9855 – 9879 Chartwell Drive, Dallas, Texas 75243 (the "**Building**"). Tenant desires to extend the Term, and Landlord has agreed to lease such space to Tenant and extend the Term on the terms and conditions contained herein.

AGREEMENTS:

For valuable consideration, whose receipt and sufficiency are acknowledged, Landlord and Tenant agree as follows:

1. **Extension of Lease Term**. The Lease Term is hereby extended for a period of eighty-six (86) months beginning on November 1, 2021 (the "**Renewal Effective Date**") such that it expires on December 31, 2028 (the "**Expiration Date**"), on the terms and conditions of the Lease, as modified hereby. Tenant shall have no further rights to extend or renew the Term except as expressly provided in this Amendment; accordingly, any unexercised options to extend or renew the Lease Term (including the Renewal Options set forth on Addendum 6 to the Lease) are hereby deleted and shall be of no further force of effect.

2. **Base Rent**. During the period from the Effective Date through October 31, 2021, Tenant shall continue to pay Base Rent as set forth in the Lease. Beginning on the Renewal Effective Date and continuing through the Expiration Date, the monthly installments of Base Rent under the Lease for the Premises shall be as follows:

Time Period	Annual Base Rent Rate Per Square Foot	Monthly Installments of Base Rent
11/01/21 – 12/31/21	$0.00*	$0.00*
01/01/22 – 12/31/22	$6.30	$23,555.18
01/01/23 – 12/31/23	$6.47	$24,202.94
01/01/24 – 12/31/24	$6.65	$24,868.52
01/01/25 – 12/31/25	$6.83	$25,552.41
01/01/26 – 12/31/26	$7.02	$26,255.10
01/01/27 – 12/31/27	$7.22	$26,977.11
01/01/28 – 12/31/28	$7.41	$27,718.98

3. **Additional Rent**. At all times during the Lease Term as extended hereby, including during the period from November 1, 2021 through December 31, 2021, Tenant shall continue to pay all other sums due and payable under the Lease, other than Base Rent, including without limitation Tenant's Share of Operating Expenses, in accordance with the terms of the Lease, as amended hereby.

4. **Acceptance of Premises**. Tenant accepts the Premises in their "AS-IS" condition and Landlord shall have no obligation to improve, repair, restore or refurbish the Premises except as otherwise specifically provided in the Lease. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty, except as otherwise expressly provided in this Amendment, with respect to the Premises or any other portion of the Property including, without limitation, any representation or warranty with respect to the suitability or fitness of the Premises or any other portion of the Property for the conduct of Tenant's business.

5. **Tenant Improvements**. Landlord shall perform tenant improvements in the Premises and Landlord shall provide a construction allowance all in accordance with **Exhibit A** hereto. Tenant acknowledges that Landlord may perform the Work (as defined in Exhibit A) in the Premises during normal business hours following the Effective Date. Landlord and Tenant agree to cooperate with each other in order to enable the Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant's business as is reasonably possible. Notwithstanding anything herein to the contrary, any inconvenience suffered by Tenant during the performance of the Work shall not subject Landlord to any liability for any loss or damage resulting therefrom, or constitute a constructive eviction, or entitle Tenant to any credit, abatement or adjustment of rent or other sums payable under the Lease, as amended hereby.

6. **Tenant's Insurance**. Effective as of the Renewal Effective Date:

a. Exhibit C attached to the Original Lease is deleted, and Section 9(b)(iii) of the Original Lease is deleted and the following substituted therefor:

> "commercial general liability insurance in amounts of $1,000,000 per occurrence, $2,000,000 general aggregate, $2,000,000 products/completed operations aggregate, $1,000,000 "premises rented to you", or, following the expiration of the initial Term, such other amounts as Landlord may from time to time reasonably require, with an Excess Limits (Umbrella) Policy in the amount of $2,000,000 (and, if the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy [e.g., the sale, service or consumption of alcoholic beverages], Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter [including liquor liability, if applicable] in such amounts as Landlord may reasonably require)."

b. the second and third paragraphs of Section 9(b) of the Original Lease are deleted and the following substituted therefor:

> "The property insurance to be maintained by Tenant may have a deductible of no more than $10,000 per occurrence; and, all other insurance to be maintained by Tenant shall have no deductible. All of Tenant's insurance policies, except workers' compensation and employer's liability, shall include Landlord, its members, managers, parent, affiliates, subsidiaries and their respective successors and assigns, and Landlord's property manager and Landlord's mortgagee (if requested by Landlord) as additional insureds or loss payees as their interests may appear. Tenant's insurance shall provide primary coverage to

Landlord when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord's policy will be excess over Tenant's policy. Tenant shall furnish to Landlord certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder at least ten (10) days prior to the earlier of the Commencement Date or the date Tenant enters or occupies the Premises, and at least fifteen (15) days prior to each renewal of said insurance, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least thirty (30) days before cancellation or a material change of any such insurance policies (but at least ten [10] days before cancellation for non-payment of premiums). All such insurance policies shall be in form, and issued by companies with an AM Best's rating of A-: VIII or better, reasonably satisfactory to Landlord. If, in the opinion of Landlord's insurance advisor, the amount of scope of such coverage is deemed inadequate at any time during the Term, Tenant shall increase such coverage to such reasonable amounts or scope as Landlord's insurance advisor deems adequate. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of fifteen percent (15%) of such cost."

7. **Renewal Option**. Notwithstanding anything in this Amendment to the contrary, Tenant shall have the option to further renew the Lease Term subject to and in accordance with **Exhibit B** attached to this Amendment.

8. **Confidentiality**. Tenant acknowledges the terms and conditions of the Lease (as amended hereby) are to remain confidential for Landlord's benefit and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord's prior written consent. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

9. **Limitation of Liability**. In addition to any other limitations of Landlord's liability as contained in the Lease, as amended to date, the liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of the Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building shall be limited to Tenant's actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency.

10. **Address for Rent Payments**. All amounts payable by Tenant to Landlord shall, until further notice from Landlord, be paid to Landlord pursuant to the following instructions:

If by ACH or Wire Transfer:

Account Name: DRA G&I Fund
Financial Institution: Wells Fargo Bank, N.A.
ACH Routing Number: 121000248
Wire Routing Number: 121000248
Account Number: 4330958273

If by check:

DRA G&I Fund IX Industrial LLC
P.O. Box 206812
Dallas, Texas 75320-6826

Overnight Delivery:

Lockbox Services 206812
DRA G&I Fund IX Industrial LLC
2975 Regent Blvd
Irving, TX 75063

11. **Notices**. All notices and other communications given pursuant to the Lease shall be in writing and shall be (a) mailed by first class, United States mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address listed below, (b) hand delivered to the intended addressee, or (c) sent by nationally recognized overnight courier. Notice sent by certified mail, postage prepaid, shall be effective three business days after being deposited in the United States mail; all other notices shall be effective upon delivery to the address of the addressee (even if such addressee refuses delivery thereof). The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision. Landlord and Tenant hereby agree not to conduct the transactions or communications contemplated by the Lease, as amended hereby, by electronic means; nor shall the use of the phrase "in writing" or the word "written" be construed to include electronic communications. The addresses for notice set forth below shall supersede and replace any addresses for notice set forth in the Lease.

Landlord:	c/o Stream Realty Partners – DFW, L.P. 2001 Ross Ave., Suite 400 Dallas, Texas 75201 Attention: Property Manager
with a copy to	c/o DRA Advisors LLC 575 Fifth Avenue (38th Floor) New York, NY 10017 Attn: Asset Management

12. **Brokerage.** Landlord and Tenant each warrant to the other that is has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment other than Stream Realty Partners – DFW, L.P., representing Landlord, and Swearingen Realty Group, LLC, representing Tenant, whose commissions shall be paid by Landlord pursuant to separate written agreements. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

13. **Prohibited Persons and Transactions**. Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the Term (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Assets Control ("**OFAC**") of the Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto.

14. **Ratification**. Tenant hereby ratifies and confirms its obligations under the Lease, and

represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and (c) except as expressly provided for in this Amendment, all tenant finish-work allowances provided to Tenant under the Lease or otherwise, if any, have been paid in full by Landlord to Tenant, and Landlord has no further obligations with respect thereto.

15. **WAIVER OF JURY TRIAL**. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THE LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

16. **Recordation of Lease**. Tenant shall not record the Lease or any memorandum of the Lease without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of the Lease. Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord.

17. **Calculation of Charges**. Landlord and Tenant agree that each provision of the Lease for determining charges and amounts payable by Tenant (including provisions regarding Operating Expenses) is commercially reasonable and, as to each such charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of Section 93.012 of the Texas Property Code.

18. **Headings**. The headings or captions of the paragraphs in this Amendment are for convenience only and shall not act and shall not be implied to act to limit or expand the construction and intent of the contents of the respective paragraph.

19. **Binding Effect; Governing Law**. Except as modified hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall prevail. This Amendment shall be governed by the laws of the State in which the Premises are located.

20. **Counterparts**. This Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document. This Amendment may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. For these purposes, "electronic signature" shall mean electronically scanned and transmitted versions (e.g., via pdf file) of an original signature, signatures electronically inserted and verified by software such as Adobe Sign, or faxed versions of an original signature.

21. **Submission of Amendment Not Offer**. The submission by Landlord to Tenant of this Amendment for Tenant's consideration shall have no binding force or effect, and shall not confer any rights upon Tenant or impose any obligations upon Landlord irrespective of any reliance thereon by Tenant, change of position, partial performance, or any correspondence among either party or its authorized representatives. This Amendment is effective and binding on Landlord only upon the execution and delivery of this Amendment by Landlord and Tenant.

[remainder of page intentionally left blank]

This Amendment is executed on the respective dates set forth below, but for reference and effectiveness purposes this Amendment shall be dated as of the Effective Date. If the execution date is left blank, this Amendment shall be deemed executed as of the Effective Date.

LANDLORD:

G&I IX CHARTWELL LLC,
a Delaware limited liability company

By: Valla Brown
Name: Valla Brown
Title: Vice President

Execution Date: Effective Date

TENANT:

OPTEX SYSTEMS, INC.,
a Delaware corporation

By:
Name: Danny Schoening
Title: CEO

Execution Date: 1/11, ~~2020~~ 2021

EXHIBIT A

WORK LETTER

1. **Acceptance of Premises.** Except for Landlord's obligation to disburse the Construction Allowance as set forth in this **Exhibit A**, Tenant accepts the Premises in their "**AS-IS**" condition on the date that this Amendment is entered into.

2. **Space Plans.**

(a) Preparation and Delivery. Tenant shall deliver to Landlord a space plan prepared by a design consultant engaged directly by Tenant and reasonably acceptable to Landlord (the "**Architect**") depicting improvements to be installed in the Premises (the "**Space Plans**").

(b) Approval Process. Landlord shall notify Tenant whether it approves of the submitted Space Plans within five business days after Tenant's submission thereof. If Landlord disapproves of such Space Plans, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within three business days after such notice, revise such Space Plans in accordance with Landlord's objections and submit to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted Space Plans within three business days after its receipt thereof. This process shall be repeated until the Space Plans have been finally approved by Landlord and Tenant. If Landlord fails to notify Tenant that it disapproves of the initial Space Plans within five business days (or, in the case of resubmitted Space Plans, within three business days) after the submission thereof, then Landlord shall be deemed to have approved the Space Plans in question.

3. **Working Drawings.**

(a) Preparation and Delivery. On or before the tenth day following the date on which the Space Plans are approved (or deemed approved) by Landlord and Tenant, Tenant shall provide to Landlord for its approval final working drawings, prepared by the Architect, of all improvements that Tenant proposes to install in the Premises; such working drawings shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical and plumbing systems of the Building, and detailed plans and specifications for the construction of the improvements called for under this Exhibit in accordance with all applicable Laws.

(b) Approval Process. Landlord shall notify Tenant whether it approves of the submitted working drawings within ten business days after Tenant's submission thereof. If Landlord disapproves of such working drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within three business days after such notice, revise such working drawings in accordance with Landlord's objections and submit the revised working drawings to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted working drawings within five business days after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Tenant and Landlord. If Landlord fails to notify Tenant that it disapproves of the initial working drawings within ten business days (or, in the case of resubmitted working drawings, within five business days) after the submission thereof, then Landlord shall be deemed to have approved the working drawings in question.

(c) Landlord's Approval; Performance of Work. If any of Tenant's proposed construction work will affect the Building's structure or the Building's systems, then the working drawings pertaining thereto must be approved by the Building's engineer of record. Landlord's approval of such working drawings shall not be unreasonably withheld, provided that (1) they comply with all Laws, (2) the

improvements depicted thereon do not adversely affect (in the sole discretion of Landlord) the Building's structure or the Building's systems (including the Building's restrooms or mechanical rooms), the exterior appearance of the Building, or the appearance of the Building's common areas or elevator lobby areas, (3) such working drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, and (4) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements (a copy of which has been delivered to Tenant). As used herein, "**Working Drawings**" means the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and "**Work**" means all improvements to be constructed in accordance with and as indicated on the Working Drawings, together with any work required by governmental authorities to be made to other areas of the Building as a result of the improvements indicated by the Working Drawings. Landlord's approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any Law, but shall merely be the consent of Landlord thereto. Tenant shall, at Landlord's request, sign the Working Drawings to evidence its review and approval thereof. After the Working Drawings have been approved, Landlord shall cause the Work to be performed in accordance with the Working Drawings.

4. **Bidding of Work**. Prior to commencing the Work, Landlord shall competitively bid the Work to three contractors approved by Landlord. If the estimated Total Construction Costs are expected to exceed the Construction Allowance, Tenant shall be allowed to review the submitted bids from such contractors to value engineer any of Tenant's requested alterations. In such case, Tenant shall notify Landlord of any items in the Working Drawings that Tenant desires to change within two business days after Landlord's submission thereof to Tenant. If Tenant fails to notify Landlord of its election within such two business day period, Tenant shall be deemed to have approved the bids. Within five business days following Landlord's submission of the initial construction bids to Tenant under the foregoing provisions (if applicable), Tenant shall have completed all of the following items: (a) finalized with Landlord's representative and the proposed contractor, the pricing of any requested revisions to the bids for the Work, and (b) approved in writing any overage in the Total Construction Costs in excess of the Construction Allowance.

5. **Change Orders.** Tenant may initiate changes in the Work. Each such change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed; however, if such requested change would adversely affect (in the sole discretion of Landlord) (1) the Building's structure or the Building's systems (including the Building's restrooms or mechanical rooms), (2) the exterior appearance of the Building, or (3) the appearance of the Building's common areas or elevator lobby areas, Landlord may withhold its consent in its sole and absolute discretion. Tenant shall, upon completion of the Work, cause the Architect to prepare an accurate architectural "as-built" plan of the Work as constructed, which plan shall be incorporated into this Exhibit by this reference for all purposes. If Tenant requests any changes to the Work described in the Space Plans or the Working Drawings, then such increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total Construction Costs.

6. **Definitions.** As used herein "**Substantial Completion**," "**Substantially Completed**," and any derivations thereof mean the Work in the Premises is substantially completed (as reasonably determined by Landlord) in accordance with the Working Drawings. Substantial Completion shall have occurred even though minor details of construction, decoration, landscaping and mechanical adjustments remain to be completed.

7. **Walk-Through; Punchlist**. When Landlord considers the Work in the Premises to be Substantially Completed, Landlord will notify Tenant and, within three business days thereafter, Landlord's representative and Tenant's representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the

Work. Neither Landlord's representative nor Tenant's representative shall unreasonably withhold his or her agreement on punchlist items. Landlord shall use reasonable efforts to cause the contractor performing the Work to complete all punchlist items within 30 days after agreement thereon; however, Landlord shall not be obligated to engage overtime labor in order to complete such items.

8. **Excess Costs**. The entire cost of performing the Work (including design of and space planning for the Work and preparation of the Working Drawings and the final "as-built" plan of the Work, costs of construction labor and materials, electrical usage during construction, additional janitorial services, general tenant signage, related taxes and insurance costs, licenses, permits, certifications, surveys and other approvals required by Law, and the construction supervision fee referenced in Section 10 of this Exhibit, all of which costs are herein collectively called the "**Total Construction Costs**") in excess of the Construction Allowance (hereinafter defined) shall be paid by Tenant. Upon approval of the Working Drawings and selection of a contractor, Tenant shall promptly (a) execute a work order agreement prepared by Landlord which identifies such drawings and itemizes the Total Construction Costs and sets forth the Construction Allowance, and (b) pay to Landlord the amount by which Total Construction Costs are expected to exceed the Construction Allowance. Upon Substantial Completion of the Work Tenant shall pay to Landlord an amount equal to the Total Construction Costs (as adjusted for any approved changes to the Work), less (1) the amount of the advance payment already made by Tenant, and (2) the amount of the Construction Allowance. In the event of default of payment of such excess costs, Landlord (in addition to all other remedies) shall have the same rights as for an event of default under the Lease.

9. **Construction Allowance**. Landlord shall provide to Tenant a construction allowance not to exceed $179,468.00 per rentable square foot in the Premises (the "**Construction Allowance**") to be applied toward the Total Construction Costs, as adjusted for any changes to the Work. The Construction Allowance shall not be disbursed to Tenant in cash, but shall be applied by Landlord to the payment of the Total Construction Costs, if, as, and when the cost of the Work is actually incurred and paid by Landlord. The Construction Allowance must be used (that is, the Work must be fully complete and the Construction Allowance disbursed) within one (1) year following the Effective Date or shall be deemed forfeited with no further obligation by Landlord with respect thereto, time being of the essence with respect thereto. Any unused Construction Allowance shall be retained by Landlord.

Notwithstanding anything in this Exhibit to the contrary, in the event the Total Construction Costs exceed the Construction Allowance, Landlord shall make available to Tenant, at Tenant's sole election, additional funds not to exceed $2.00 per square foot in the Premises (i.e., $89,734.00) ("**Additional Allowance**") to be applied toward the Total Construction Costs in the same manner and subject to the same procedures as set forth above. In the event that Tenant elects to utilize any Additional Allowance, any such amount so utilized shall be amortized over the extended Lease Term at eight percent (8%) annual interest, and Tenant shall pay to Landlord the amortized amount (including interest) in equal monthly amounts together with its rental payments under the Lease as amended by this Amendment.

10. **Construction Management.** Stream Realty Partners – DFW, L.P., on behalf of Landlord, and Swearingen Realty Group, LLC, on behalf of Tenant, shall jointly supervise the Work; in consideration for Landlord's and Tenant's construction supervision services, Tenant shall pay a construction supervision fee equal to five percent (5%) of the Total Construction Costs, to be split equally between Landlord's and Tenant's agents.

11. **Construction Representatives.** Landlord's and Tenant's representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord's Representative:

c/o ______________________

____

____

Telephone: ____-____-________

Email:

Tenant's Representative:

c/o ______________________

____

____

Telephone: ____-____-________

Email:

EXHIBIT B

RENEWAL OPTION

Provided no Event of Default exists and Tenant is occupying the entire Premises at the time of such election, Tenant may renew the Lease for one (1) additional period of five (5) years, by delivering written notice of the exercise thereof to Landlord not earlier than twelve (12) months nor later than nine (9) months before the expiration of the Lease Term. The Base Rent payable for each month during such extended Lease Term shall be the greater of (a) the prevailing rental rate (the "**Prevailing Rental Rate**"), at the commencement of such extended Lease Term, for renewals of space in the Building of equivalent quality, size, utility and location, with the length of the extended Lease Term, the "AS IS" nature of the renewal, and the credit standing of Tenant to be taken into account, and (b) the then current Base Rent rate. Within thirty (30) days after receipt of Tenant's notice to renew, Landlord shall deliver to Tenant written notice of the Prevailing Rental Rate and shall advise Tenant of the required adjustment to Base Rent, if any, and the other terms and conditions offered. Tenant shall, within ten (10) days after receipt of Landlord's notice, notify Landlord in writing whether Tenant accepts or rejects Landlord's determination of the Prevailing Rental Rate. If Tenant timely notifies Landlord that Tenant accepts Landlord's determination of the Prevailing Rental Rate, then, on or before the commencement date of the extended Lease Term, Landlord and Tenant shall execute an amendment to the Lease extending the Lease Term on the same terms provided in the Lease, except as follows:

(a) Base Rent shall be adjusted to the Prevailing Rental Rate (in the event the Prevailing Rental Rate is greater than the then current Base Rent rate);

(b) Tenant shall have no further renewal option unless expressly granted by Landlord in writing; and

(c) Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements.

If Tenant rejects Landlord's determination of the Prevailing Rental Rate and timely notifies Landlord thereof, Tenant may, in its notice to Landlord, require that the determination of the Prevailing Rental Rate be made by brokers (and if Tenant makes such election, Tenant shall be deemed to have irrevocably renewed the Lease Term, subject only to the determination of the Prevailing Rental Rate as provided below). In such event, within ten (10) days thereafter, each party shall select a qualified commercial real estate broker with at least ten (10) years' experience in leasing property and buildings in the city or submarket in which the Premises are located. The two brokers shall give their opinion of prevailing rental rates within twenty (20) days after their retention. In no event, however, shall the Base Rent in the renewal term be less than the then current Base Rent rate per rentable square foot in effect hereunder. In the event the opinions of the two brokers differ and, after good faith efforts over the succeeding twenty (20)-day period, they cannot mutually agree, the brokers shall immediately and jointly appoint a third broker with the qualifications specified above. This third broker shall immediately (within five (5) days) choose either the determination of Landlord's broker or Tenant's broker and such choice of this third broker shall be final and binding on Landlord and Tenant. Each party shall pay its own costs for its real estate broker. Following the determination of the Prevailing Rental Rate by the brokers, the parties shall equally share the costs of any third broker. The parties shall immediately execute an amendment as set forth above. If Tenant fails to timely notify Landlord in writing that Tenant accepts or rejects Landlord's determination of the Prevailing Rental Rate, time being of the essence with respect thereto, Tenant's rights under this Exhibit shall terminate and Tenant shall have no right to renew the Lease.

Tenant's rights under this Exhibit shall terminate if (1) the Lease or Tenant's right to possession of the Premises is terminated, (2) Tenant assigns any of its interest in the Lease or sublets any portion of the Premises, or (3) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant's exercise thereof.